Exhibit 99.1

Deepwater Offshore Oil and Gas Specialist Deep Down Reports 2018

Results and Hosts Investor Call Tomorrow, Tuesday April 16th at 10am ET

Houston, TX – April 15, 2019 – Deep Down, Inc. (OTCQX: DPDW), a specialist in deep water oil and gas production and distribution equipment and services, today reported results for its year ended December 31, 2018. Deep Down will hold a conference call tomorrow, Tuesday, April 16th at 10:00 am ET to review its results and 2019 outlook (call details below).

Deep Down at a Glance:

Share Price:†	$0.73	Cash & Short-term investments*:	$3.05M
52-Week Range:	$0.67 - $1.00	Book Value*:	$17.1M
Shares Out (4/12/19):	13.5M	Price / Book Value:†	0.6x
Market Cap:†	$9.9M	TTM Revenue:*	$16.2M
*As of 12/31/18
† At 4/15/19

Ronald E. Smith, CEO, stated, “Due to the slower than expected pace of commissioning for new offshore projects, our full year 2018 revenues fell short of our expectations. However, we accomplished several other key initiatives aimed at driving future sales growth while streamlining our operational costs to levels appropriate to achieve our fiscal 2019 goals. Notably, we made significant strides advancing our pipeline of revenue opportunities for operations in the Gulf of Mexico, and on a company-wide basis we entered 2019 with an order backlog of $15 million.

“There has been a resurgence in exploration, development and production across the Gulf of Mexico where a sizeable portion of the global oil supply lies. In March, we announced $4.4M in new orders from various operators for subsea equipment and offshore services in the Gulf of Mexico. Nearly 75% of the work was for U.S. operations and the balance was for a project based in Mexico. We believe our 2019 sales momentum will be driven largely by activity in this region where operators are seeing success focusing on incremental near-field opportunities.

“Internationally, there has been a noticeable uptick in deep water spending with a number of governments implementing fiscal incentives to attract investment in new deep-water projects. For example, Latin America is emerging as a region of future opportunity as a result of an increase in exploration projects being initiated by large operators. Our efforts to focus business development efforts in markets where we have seen ramping exploration activity continue to bear fruit. As an example, we expect to be fully operational in one new international location this year, subject to final local regulatory approvals.”

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Operating Results

Despite a solid increase in new inquiries for deep water equipment and services throughout the year, Deep Down’s Q4'18 revenues declined to $4.5 million compared to $5.0 million in Q4'17, and 2018 revenues decreased to $16.2 million, compared with $19.5 million in 2017. Full year 2018 results reflected a slower than expected rebound in the commencement of new projects as compared to 2017, as well as some disruption in procurement activity related to market and energy pricing volatility experienced in the final months of 2018.

Excluding a non-recurring depreciation charge related to asset impairments, gross margin declined to 20% in Q4'18 compared to 44% in Q4'17, principally due to lower levels of higher-margin service work in Q4’18 vs. Q4 ’17, as well as the revenue related impact of lower overhead absorption in the Q4’18 period. Excluding the non-recurring depreciation charge, gross margin decreased to 32% in 2018 compared to 44% in 2017, primarily due to a larger proportion of higher-margin service and equipment rental revenues in 2017 compared to 2018 as well as lower overhead absorption resulting from lower revenues in 2018.

Reflecting the benefit of cost containment measures enacted during 2018, including the rightsizing of Deep Down’s workforce to better reflect its current project activity, Deep Down’s Q4’18 selling, general and administrative expense decreased to $2.0M compared to $2.1M in Q4’17, and 2018 SG&A expenses declined to $7.8M compared to $9.1M in 2017.

Q4’18 and full year 2018 operating expenses were impacted by a one-time asset impairment charge of $2.3M, of which $1.9M was recorded as an asset impairment expense and the balance of $0.4M was recorded within depreciation expense. The asset impairment was performed to adjust the carrying amount of certain long-lived assets to their current fair value. Reflecting the impairment, Deep Down’s Q4’18 operating expenses increased to $4.0M from $2.2M in Q4’17, and full year 2018 operating expenses rose to $9.9M compared with $9.4M in 2017.

Excluding the impairment charge, Deep Down reported a Q4’18 net loss of $1.2M or, ($.09) per basic share, compared to net income of $0.01M, or $0.00 per diluted share, in Q4’17. Deep Down reported a 2018 net loss of $4.7M, or ($0.35) per basic share, compared to a net loss of $0.1M, or ($0.01) per basic share, in 2017. The increase in net loss in the 2018 periods was due primarily to lower revenue due to the slower than expected initiation of new projects as well as asset impairment expenses which more than offset reductions achieved in SG&A expense.

Per share results in Q4’18, Q4’17, 2018 and 2017 are based on are based on 13.69 million, 13.44 million, 13.55 million and 14.23 million weighted average shares outstanding in the respective periods.

Deep Down reported a modified EBITDA loss of $1.4M compared to positive modified EBITDA of $739,000 in 2017. The decrease in modified EBITDA in 2018 was principally due to the impact of lower revenues and gross margins compared to 2017. A reconciliation of modified EBITDA, a non-GAAP measure, to net income is provided below.

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Share Repurchases:

Deep Down repurchased 24,800 shares in Q4’18 and for the full year 2018. The shares were purchased pursuant to a $1 million common stock repurchase program authorized on March 26, 2018, which expired on March 31, 2019.

Financial Strength:

At December 31, 2018, Deep Down had working capital of $7.0 million, including cash and short-term investments of $3.1 million and receivables of $4.4M, and total shareholders’ equity of $17.1 million, or approximately $1.26 per common share.

Charles Njuguna, CFO, commented, "Deep Down entered 2019 on a strong financial footing, with a solid order backlog of $15M and a range of encouraging indicators regarding future business opportunities. Our review of strategic alternatives to maximize shareholder value remains in progress and is supported by our financial advisor, GulfStar Group, LLC. While we are unable to comment on the duration or possible outcomes of this process, we can confirm that it did play a role in recent changes to our Board which we will discuss during tomorrow’s conference call.”

Conference Call Details:

Call Dial-in:	877- 303-6187 or 678-894-3073 for international callers
Webcast/Replay URL:	Deep Down Webcast or https://edge.media-server.com/m6/p/gircqnac
Call Replay:	855-859-2056 or (404) 537- 3406 international; Call ID: 6029517 Available through 04/23/2019

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Follow us on:	InvestorsHangout.com:	Deep Down
	Twitter:	@DeepDownIR

Investor Relations:

Catalyst IR

Chris Eddy or Tanya Kamatu

212-924-9800

dpdw@catalyst-ir.com

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

	Year ended, December 31,		Three months, ended December 31,
	2018	2017	2018	2017
(In thousands, except per share amounts)	audited	audited	unaudited	unaudited
Revenues	$16,175	$19,478	$4,453	$5,020
Cost of sales	9,803	9,854	3,285	2,703
Depreciation Expense	1,590	1,077	719	111
Total cost of sales	11,393	10,931	4,004	2,814
Gross profit	4,782	8,547	449	2,206
Operating expenses:
Selling, general and administrative	7,818	9,113	2,038	2,117
Asset Impairment	1,890	–	1,890	–
Depreciation and amortization	282	271	69	34
Total operating expenses	9,990	9,384	3,998	2,151
Operating (loss) income	(5,208)	(837)	(3,549)	55
Total other income (expense)	474	726	7	(55)
Loss before income taxes	(4,734)	(111)	(3,542)	–
Income tax (expense) benefit	(8)	(5)	7	10
Net (loss) income	$(4,742)	$(116)	$(3,535)	$10
Net (loss) income per share, basic and diluted	$(0.35)	$(0.01)	$(0.26)	$0.001
Weighted-average shares outstanding, basic and diluted	13,553	14,233	13,693	13,436

Modified EBITDA data:
Net loss income	$(4,742)	$(116)
Deduct gain on sales of assets	(439)	(576)
Deduct interest income	(35)	(56)
Add depreciation and amortization	1,872	1,348
Add back asset impairment	1,890	–
Add income tax expense, net	8	5
Add share-based compensation	56	134

Modified EBITDA (loss)	$(1,390)	$739

Cash flow data:
Cash used in:
Operating activities	$(1,545)	$(762)
Investing activities	(346)	(2,029)
Financing activities - share repurchases	(22)	(1,473)
Financing activities - other	(11)	–
Financing activities - total	(33)	(1,473)
Total change in cash	$(1,924)	$(4,264)

Balance Sheet data:
Cash and short term investment (CD)	$3,050	$4,956
Total current assets	9,990	10,325
Total current liabilities	2,964	2,123
Working capital	7,026	8,202
Total assets	20,120	23,970
Total liabilities	3,011	2,123
Stockholders' equity	17,109	21,847
Stockholders' equity per common share	$1.26	$1.53

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